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                                                                    EXHIBIT 99.1


[LETTERHEAD]


                             3120 LAKE CENTER DRIVE
                               SANTA ANA, CA 92704
                               TEL (714) 825-5200
NEWS RELEASE
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
Contacts:   Tony Salters            Lisa Boyette                  David K. Erickson
            PacifiCare of Texas     PacifiCare HealthSystems      PacifiCare Health Systems

            Media Relations         Public Relations              Investor Relations
            (972) 866-1904          (714) 825-5121                (714) 825-5491
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FOR IMMEDIATE RELEASE


                       PACIFICARE COMPLETES ACQUISITION OF
                          HARRIS METHODIST HEALTH PLANS


SANTA ANA, CALIF., JANUARY 31, 2000 -- PacifiCare Health Systems, Inc. (Nasdaq:
PHSY) announced today that it has completed its acquisition of Harris Methodist Health Plans, located in Arlington, Texas, from Texas Health Resources (THR), effective Tuesday, February 1. The transaction has received all necessary approvals from regulators, including approval from the Texas Department of Insurance and clearance under the federal Hart-Scott-Rodino Act.

         Company officials reiterated their expectation that the acquisition of Harris Methodist Health Plans will add between $9 and $15 million to net income in 2001, following its integration in 2000. Including the operational changes and integration costs necessary to merge the Harris plan into its Texas operations in 2000, the transaction's impact to net income is expected to range from breakeven to $5 million dilution.

         The transaction adds nearly 300,000 commercial and Medicare+Choice members and boosts PacifiCare's HMO membership in Texas to nearly 500,000, making it one of the state's largest health plans. With quality and continuity of care for Harris members being of the utmost importance, PacifiCare has also established a long-term agreement with THR's hospitals, giving PacifiCare's North Texas members and contracting physicians access to THR's prestigious delivery system.


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         "We are pleased the acquisition has been finalized, and thank the regulators for their support through this process. This acquisition clearly positions us as a solid competitor in the large and growing Texas employee benefits market," said Brad Bowlus, president and chief executive officer of PacifiCare Health Plans. "We're anxious to begin the integration process and start working to achieve the goals and objectives we've outlined by merging Harris Methodist Health Plans into our existing Texas operations. We believe this combination will create an extremely strong operation with a commitment to service and quality for our customers."

         THR President Doug Hawthorne said THR is confident that PacifiCare will continue to provide Harris Methodist Health Plans members with the quality service and coverage they have come to expect and appreciate. "We are pleased that we have been able to complete this sale," Hawthorne said. "With the sale of the health plan, we can move forward to pursue our mission of improving the health of those in the communities we serve by concentrating on our strength--health care delivery."

         After the final sale documents were signed today, approximately 150 Harris health plan employees were notified that their jobs are being eliminated, effective immediately. These positions were identified by PacifiCare as redundant between the two organizations. All employees affected by this reduction in force are receiving severance compensation and are being offered outplacement assistance, according to the THR severance policy.

         Areas of the combined businesses will undergo a review and analysis by management teams in order to facilitate the companies' movement towards a common platform for technology and information systems, member services operations and consolidated sales and marketing staffs.

         PacifiCare of Texas, Inc. is now one of the state's largest managed care companies with nearly 500,000 commercial and Medicare+Choice members statewide. The company also offers a diverse range of health care products through its affiliates including PPO and point-of-service products.


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         PacifiCare Health Systems is one of the nation's leading managed health care services companies. Primary operations include managed care products for employer groups and Medicare beneficiaries in nine states and Guam serving approximately 3.7 million members. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services, pharmacy benefit management and Medicare+Choice management services. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.

                              CAUTIONARY STATEMENT

         The statements contained in this release that are not historical facts are forward-looking statements, including those relating to expectations regarding integration costs, impact on earnings, service agreements, operational and information systems transitions, and the achievement of objectives resulting from merged operations. Important factors that could cause results to differ materially from management's expectations include difficulties with integration; loss of Harris members following merger in excess of expectations; delays in implementing planned technology and operations integration and; failure to implement cost control strategies or to implement planned staffing and organizational changes; an inability to achieve anticipated efficiencies; an unexpected increase in competition; an unfavorable pricing environment; the inability to achieve expected efficiencies in operations or effectively control health care costs; computer conversion and Year 2000 problems; and new regulations or laws relating to capitation, benefit mandates, service, utilization management, provider contracts and similar matters. Additional information on factors that could potentially affect our financial and other results may be found in our documents filed with the Securities and Exchange Commission.

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